Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2026	2025	2026	2025
Operating Revenues	$2,978,890	$3,220,625	$10,386,443	$10,177,048

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,103,471	1,049,254	3,561,159	3,208,337
Operations and Maintenance	504,653	518,341	1,492,073	1,473,349
Depreciation	381,676	395,388	1,226,072	1,160,563
Amortization	(119,539)	108,246	238,903	672,798
Energy Efficiency Programs	188,991	173,104	653,722	565,945
Taxes Other Than Income Taxes	289,901	287,610	856,395	817,931
Sale of Aquarion	—	—	111,360	—
Total Operating Expenses	2,349,153	2,531,943	8,139,684	7,898,923
Operating Income	629,737	688,682	2,246,759	2,278,125
Interest Expense	348,695	318,065	1,069,443	912,107
Losses on Offshore Wind	—	284,000	194,000	284,000
Other Income, Net	117,256	85,830	362,446	273,536
Income Before Income Tax Expense	398,298	172,447	1,345,762	1,355,554
Income Tax Expense/(Benefit)	50,404	(196,982)	333,587	78,849
Net Income	347,894	369,429	1,012,175	1,276,705
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income Attributable to Common Shareholders	$346,014	$367,549	$1,006,536	$1,271,066

Basic and Diluted Earnings Per Common Share	$0.92	$0.99	$2.67	$3.44

Weighted Average Common Shares Outstanding:
Basic	377,055,832	371,914,953	376,523,310	369,299,065
Diluted	377,658,965	372,262,732	377,080,488	369,619,180

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.